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Exhibit 5.1

July 29, 2002

Steinway Musical Instruments, Inc.
800 South Street, Suite 305
Waltham, Massachusetts 02453

Ladies and Gentlemen:

        The opinion expressed herein is in connection with the registration by Steinway Musical Instruments, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act") of 721,750 shares of Ordinary Common Stock, par value $.001 per share (the "Ordinary Common Stock"), of the Company issuable under the Steinway Musical Instruments, Inc., Amended and Restated 1996 Stock Plan (the "Stock Plan"), under a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission.

        I have examined such corporate records and other documents, including the Registration Statement and have reviewed such matters of law as I have deemed necessary as a basis for the opinion hereafter expressed.

        Based on the foregoing and having regard to legal considerations that I deem relevant, I am of the opinion that, when the shares of Ordinary Common Stock have been registered under the Securities Act and when the Company has received the consideration to be received for said shares in accordance with the provisions of the Stock Plan and said shares of Ordinary Common Stock have been issued by the Company as provided under the Stock Plan, said shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable, with no personal liability attached to the ownership thereof.

        I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ DENNIS M. HANSON Dennis M. Hanson Sr. Executive Vice President, General Counsel and Secretary

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  Exhibit 5.1